                                  EXHIBIT 99.1


Schedule of computation of ratio of earnings to fixed charges of The Kroger Co. and consolidated subsidiary companies and unconsolidated companies as if consolidated for the five fiscal years ended December 27, 1997 and for the three quarters ended October 3, 1998 and October 4, 1997.

                             3 Quarters Ended                               Fiscal Years Ended
                           ---------------------  ---------------------------------------------------------------
                           October 3, October 4,  December 27, December 28, December 30, December 31, January 1,
                              1998       1997        1997         1996        1995         1994           1994
                           (16 Weeks) (16 Weeks)   (52 Weeks)   (52 Weeks)  (52 Weeks)    (52 weeks)   (52 weeks)
                           ---------- ----------  ------------ ------------ -----------  ------------ -----------
                                                           (in thousands of dollars)
Earnings
  Earnings from continuing
  operations before tax
  expense, extraordinary
  loss and cumulative
  effect of change in
  accounting (1) . . . . .  $436,193   $484,070      $712,363     $567,313    $509,538     $421,363     $283,938
  Fixed charges. . . . . .   364,313    372,461       482,338      482,680     489,939      500,599      556,008
  Capitalized interest . .    (6,483)    (6,430)       (8,550)     (10,887)     (6,785)      (2,521)         230
                            --------   --------    ----------   ----------    --------     --------     --------
                            $794,023   $850,101    $1,186,151   $1,039,106    $992,692     $919,441     $840,176
                            ========   ========    ==========   ==========    ========     ========     ========

Fixed Charges
  Interest . . . . . . . .  $211,552   $229,788      $294,985     $311,958    $320,236     $331,097     $391,693
  Portion of rental
  payments deemed to be
  interest. . . . . . . .    152,761    142,673       187,353      170,722     169,703      169,502      164,315
                            --------   --------    ----------     --------    --------     --------     --------
                            $364,313   $372,461    $  482,338     $482,680    $489,939     $500,599     $556,008
                            ========   ========    ==========     ========    ========     ========     ========

Ratio of Earnings to
  Fixed Charges (1) . . .        2.2        2.3           2.5          2.2         2.0          1.8          1.5

(1) For the 3 quarters ended October 3, 1998, earnings from continuing operations before tax expense, extraordinary loss and cumulative effect of change in accounting contain one-time expenses of $52.4 million and expenses related to an accounting change of $89.7 million. The ratio of earning to fixed charges net of the one-time expenses and the accounting change is 2.6 for the 3 quarters ended October 3, 1998.